UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 13, 2015
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
222 South Mill Avenue, 8th Floor
Tempe, AZ 85281
(Address, including zip code, of principal executive offices)
(602) 850-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2015, the Compensation Committee (the "Committee") of the Board of Directors of Limelight Networks, Inc. (the "Company") approved the 2015 Officer Stock Ownership Program (the “Program”). This one-time, voluntary Program encourages eligible officers to purchase and hold Company stock and thereby better align their personal financial interests with the interests of our stockholders and the success of the Company. Eligible officers include, among others, the Company’s principal executive officer, principal financial officer, and other named executive officers.
Participating officers will, upon purchase of shares of the Company through this Program, receive an award of restricted stock units equal to 20% of the fair market value of the share purchase. Fair market value means the closing price of the Company’s common stock on March 2, 2015, the date of grant. Subject to the provisions of the 2007 Equity Incentive Plan, the restricted stock unit grant will vest on the one year anniversary of the date of grant (the "Vesting Date"), provided the participating officer does not assign, transfer, pledge or otherwise dispose of the purchased shares prior to the Vesting Date, and remains a Service Provider to the Company through the Vesting Date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: February 20, 2015	By:	/s/ Philip C. Maynard
Philip C. Maynard Senior Vice President, Chief Legal Officer and Secretary